Exhibit 99.1

CARDIOVASCULAR SYSTEMS ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

St. Paul, Minn. – May 22, 2012 – Cardiovascular Systems, Inc. (“CSI”) (Nasdaq: CSII), a medical device company focused on developing and commercializing innovative interventional treatment systems for vascular disease, today announced the pricing of an underwritten public offering of 1,780,000 shares of its common stock, at a price to the public of $9.00 per share. The net proceeds to CSI from the sale of the shares, after deducting underwriting discounts and commissions and estimated expenses, are expected to be approximately $15.0 million. All of the shares in the offering are to be sold by CSI. The offering is expected to close on or about May 25, 2012.

Leerink Swann LLC is acting as the sole book-running manager of the offering. JMP Securities LLC is acting as co-manager.

The offering will be conducted pursuant to an effective shelf registration statement, including a base prospectus, which is on file with the Securities and Exchange Commission (“SEC”). A final prospectus supplement related to the offering will be filed with the SEC. Copies of the final prospectus supplement and the base prospectus relating to the offering, when available, may be obtained by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies of the final prospectus supplement and base prospectus related to the offering, when available, may be obtained from Leerink Swann LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by calling (800) 808-7525.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of CSI, and there will not be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Cardiovascular Systems, Inc.

Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular disease, including peripheral artery disease (“PAD”) and coronary artery disease. The company’s Diamondback Orbital Atherectomy System treats calcified and fibrotic plaque in arterial vessels throughout the leg in a few minutes of treatment time, and addresses many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. Food and Drug Administration granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in August 2007. To date, more than an estimated 66,000 PAD procedures have been performed using CSI’s technology in leading institutions across the United States. CSI has also commenced its ORBIT II Investigational Device Exemption clinical trial to evaluate the safety and effectiveness of its orbital technology in treating coronary arteries. The coronary system is limited by federal law to investigational use and is currently not commercially available in the United States.

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Cardiovascular Systems, Inc.

May 22, 2012

Forward-Looking Information

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1955, including statements regarding CSI’s expectations regarding the completion, timing and size of the proposed public offering. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results and the timing of events may vary materially from those expressed or implied by such forward-looking statements due to various important factors, including, without limitation, risks and uncertainties related to CSI’s business and the satisfaction of the conditions of the closing of the public offering. More detailed information about those factors is set forth in CSI’s filings with the SEC, including CSI’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. CSI is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:
For Cardiovascular Systems, Inc.	Padilla Speer Beardsley:
Investor Relations	Marian Briggs
(651) 259-2800	(612) 455-1742
investorrelations@csi360.com	mbriggs@padillaspeer.com

Matt Sullivan
(612) 455-1709
msullivan@padillaspeer.com

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